EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies, Inc.:

We consent to the use of our reports dated September 12, 2007, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended June 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007, and the effectiveness of internal control over financial reporting as of June 30, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 12, 2007 on the consolidated financial statements refers to the adoption of SFAS No. 123(R), “Share-Based Payment,” effective July 1, 2005 using the modified prospective method.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 27, 2007